EXHIBIT 10.2

Director Fee Arrangements

The non-employee directors of Sunshine Savings Bank receive compensation for their service on the board of directors of the Bank.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Director compensation is reviewed annually by the compensation committee, which makes recommendations for approval by the board of directors of the Bank.  As of the year ended December 31, 2007, board compensation consisted of fees of $300 for each board meeting attended, for all non-employee directors except the chairman, who receives $375 per board meeting attended.  In addition, members of the audit committee and compensation committee each receive $75 for each committee meeting attended.  The directors are not paid additional fees for service on various board committees of the Bank.  Directors who are also employees of Sunshine Savings Bank do not receive any compensation for their service on the Board of Directors

The board of directors of Sunshine Financial, Inc., the holding company for Sunshine Savings Bank, is identical to that of the Bank.  No board fees are paid for service on the board of directors of Sunshine Financial, Inc.